Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139810, 333-149773, 333-158070, 333-165218, 333-171795, 333-179378, and 333-186180) pertaining to the 2001 Stock Option/Stock Issuance Plan, Amended and Restated 2006 Equity Incentive Plan, 2006 Employee Stock Purchase Plan of Affymax, Inc. and the Registration Statements on Form S-3 (Nos. 333-158080, 333-162275, 333-165220, and 333-176137) of Affymax, Inc. and in the related Prospectuses of our report dated March 31, 2014, with respect to the financial statements of Affymax, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.
/s/ ERNST & YOUNG LLP
Redwood City, California
March 31, 2014